Exhibit 99

For Immediate Release

Fremont Michigan InsuraCorp, Inc. Announces Quarterly Cash Dividend, Share

Repurchases and Election of Officers

Fremont, MI, October 20, 2008 — Fremont Michigan InsuraCorp, Inc. (Fremont) (OTC BB: FMMH) announced today that its Board of Directors declared a quarterly cash dividend of $.03 per share on the common stock of the Company payable on December 30, 2008 to the shareholders of record at the close of business on December 10, 2008.

Richard E. Dunning, President and CEO stated, “We remain focused on both growth and profitability to successfully enhance shareholder value. We have also been active in repurchasing shares under our previously announced share repurchase plan.” On May 8, 2008, the Board of Directors authorized share repurchases up to 100,000 shares. During July 2008, the Company repurchased 10,000 shares at an average price of $18.49 and in September 2008, the Company repurchased 10,000 shares at an average price of $18.80.

“We are also very proud of the fact that the Company was recently recognized with the national “Ease of Doing Business” award by the Applied Systems Client Network, the user group for Applied Systems agency management technology,” stated Dunning. “This award along with being ranked in the “Top Five” performing companies by the Michigan Association of Insurance Agents is evidence of the excellent momentum we have generated in the Michigan market.”

The Company also announced that the Board of Directors has elected Kent B. Shantz, Executive Vice President and Chief Operating Officer and David Mangin, Executive Vice President and Chief Information Officer to be officers of the Company.

About Fremont Michigan InsuraCorp, Inc.

Fremont Michigan InsuraCorp, Inc. is the holding company for Fremont Insurance Company. Headquartered in Fremont, Michigan, the company provides property and casualty insurance to individuals, farms and small businesses exclusively in Michigan. Fremont Michigan InsuraCorp’s common stock is listed on the OTC Bulletin Board (OTCBB) under the symbol “FMMH.”

Contact

Fremont Michigan InsuraCorp, Inc.

Kevin G. Kaastra

Vice President of Finance

231-924-0300

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Fremont Michigan InsuraCorp, Inc. For a list of factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, including “Item 1A. Risk Factors,” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on the Company will be those anticipated by management.